Exhibit 10.34

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

AMENDMENT NO. 5

National Geographic Partners, LLC ("NGS") 1145 Seventeenth Street, NW Washington, DC 20036 USA Contact: Tel: Email:	Lindblad Expeditions, LLC ("Lindblad") 96 Morton Street New York, NY 10014 USA Contact: Tel: Email:

This is the FIFTH amendment ("Amendment 5"), dated as of July 31, 2018 ("Effective Date") to that Alliance and License Agreement effective as of December 12, 2011, as amended, between NGS and Lindblad, (collectively, the "Agreement").

NGS and Lindblad desire to modify the Agreement as follows:

Subsection 1(y) shall be deleted in its entirety and replaced with the following:

1(y) Europe: means Austria, Belarus, Belgium, Bosnia-Herzegovina, Cyprus, Czech Republic, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Lithuania, Luxembourg, Malta, Monaco, Netherlands, Norway, Poland, Portugal, Romania, Russia, Spain, Sweden, Switzerland, Turkey, Ukraine, and the United Kingdom (including Wales, Scotland and Northern Ireland).

2. The following Subsections 1(z) and 1(aa) shall be added to the Agreement:

1(z) Asia: means Hong Kong, Thailand, Singapore and China.

1(aa) LATAM: means Mexico, Belize, Guatemala, Honduras, El Salvador, Nicaragua, Panama, Costa Rica, Colombia, Brazil, Venezuela, Ecuador, Peru, Chile, Argentina, Bolivia, Uruguay, Paraguay, Guyana, Suriname, French Guiana.

3.	The first paragraph of Subsection 5(a) shall be deleted in its entirety and replaced with the following:

NGS hereby grants to Lindblad a non-exclusive license to use the Licensed Property for the advertising and promotion of Lindblad Trips (A) during the Term in Australia, New Zealand, Canada and the United States, its territories and possessions, (B) commencing with Lindblad Trip and NGE/Lindblad Trip departures booked on or after December 5, 2016 through and including December 31, 2018 (the "Europe/Asia Term"), in Europe and Asia and (C) commencing with Lindblad Trip and NGE/Lindblad Trip departures booked on or after the Effective Date of this Amendment 5 in LATAM through the end of the Term (the "LATAM Term"). Europe, Asia, Australia, New Zealand, LATAM, Canada and the United States, its territories and possessions shall be collectively referred to as the "Territory"; provided, however, that Europe and Asia shall be removed from such definition upon expiration of the Europe/Asia Term, if not extended in writing, by mutual agreement of the Parties. In the event Lindblad wishes to use the Licensed Property in advertising and promotion directed at a specific region outside the Territory, NOS and Lindblad may mutually agree in writing in advance. In addition, NGS hereby grants to Lindblad a non-exclusive license to use the Licensed Property in association with the Lindblad Expeditions name, trademarks, service marks and logos in connection with promotional and public relations communications in the Territory relating to Lindblad Trips departing during the Term to destinations worldwide, subject to the terms, limitations and conditions of this Agreement. Notwithstanding the foregoing, Lindblad shall make no use of the Licensed Property:

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

4.	The following Subsection 5(i) shall be added to the Agreement:

5(i) Marketing/Promotion. With respect to LATAM, in addition to the Royalty payment, Lindblad shall contribute an amount equal [*] from Lindblad Trips and NGE/Lindblad Trips with respect to travelers who reside in LATAM to a joint marketing fund each calendar year ("Lindblad Contribution") that will be used by Lindblad and NGS to support sales and marketing efforts to current and potential travelers on Lindblad Trips and NGE/Lindblad Trips in LATAM. The Lindblad Contribution is contingent upon NGS also contributing an amount equal [*] from Lindblad Trips and NGE/Lindblad Trips with respect to travelers who reside in LATAM to the marketing fund each calendar year ("NGS Contribution"); provided however, [*] of the NGS Contribution will be in the form [*] and the [*] of the NOS Contribution shall be in the form of [*]. As part of the Lindblad Contribution, upon mutual execution of this Amendment 5, Lindblad shall contribute [*] into the marketing fund towards its Lindblad Contribution for calendar year 2018 and commit to a minimum of [*] for Lindblad Contribution for calendar year 2019 even if that exceeds the Lindblad Contribution for calendar year 2019.

5.	Subsection 14(a) shall be deleted in its entirety and replaced with the following, effective with Lindblad Trip and NGE/Lindblad Trip departures on or after the Effective Date of this Amendment 5:

14(a) Royalty Payments: Lindblad shall pay NGS a Royalty equal to [*] from Lindblad Trips, excluding [*] from NGE/Lindblad Trips and [*] from a Competing Trip during the Term; provided, however, that with respect to travelers who reside in Europe and Asia, Lindblad shall pay NGS a Royalty equal to [*] from Lindblad Trips and NGE/Lindblad Trips, excluding [*] from a Competing Trip, during the Europe/Asia Term. With respect to travelers who reside in LATAM, instead of the payments described in the foregoing sentence, during the LATAM Term Lindblad shall pay NOS a Royalty equal to (i) [*] from Lindblad Trips and NGE/Lindblad Trips for which no commission is paid to a third party or (ii) [*] from Lindblad Trips and NGE/Lindblad Trips for which a commission is paid to a third party, in both cases, excluding [*] from a Competing Trip. Under no circumstance shall any [*] be subject to both a Royalty under this Agreement and an "NOS Fee" specified in the Tour Operator Agreement dated December 12, 2011 (both by and between NGS and Lindblad, as amended) ("Tour Operator Agreement"). Lindblad will not be required to pay a royalty when discounts of [*] or more are made to Lindblad's Friends & Family, NGS Staff or Travel Agent bookings.

6.	Subsection 14(b) shall be deleted in its entirety and replaced with the following, effective with Lindblad Trip and NGE/Lindblad Trip departures on or after the Effective Date of this Amendment 5:

(b) Royalty Term. Royalties shall begin with the first Lindblad Trip departing on or after January 1, 2012, and continue through the last Lindblad Trip departing on or before December 31, 2025; provided, however, no royalty shall be payable with respect to any travelers residing in any jurisdiction in which Lindblad, at the time of the booking and regardless of the departure date, no longer had all of the rights set forth in Section 5(a) of this Agreement.

7.	Subsection 14(g) shall be deleted in its entirety and replaced with the following, effective with Lindblad Trip and NGE/Lindblad Trip departures on the Effective Date of this Amendment 5:

14(g) NGS Partner Companies. Lindblad acknowledges that NGS may engage the services of third-parties to market and/or sell NGE/Lindblad Trips targeted at the Territory (each, a "NGS Partner Company" and, together, the "NGS Partner Companies"). Lindblad shall provide NOS guidelines on commission amounts that it currently pays to its own third-party distribution partners. NOS shall notify Lindblad as to the identity of, and proposed commissions payable by Lindblad to, any such NGS Partner Company with which NOS intends to contract, subject to Lindblad's approval of the proposed commission amount. In the event that Lindblad does not approve a proposed commission amount, it will propose an alternate commission amount consistent with the guidelines it provides. Lindblad shall subsequently be responsible for paying such NGS Partner Company the agreed-upon commission amount during the applicable Term, Europe/Asia Term or LATAM Term. Notwithstanding the foregoing, during the Europe/Asia Term, NOS will not engage any new general sales agent to market or distribute Lindblad/NGE Trips to third-party distribution partners. For purposes of clarification, NGS is not prohibited from working directly with third-party distribution partners to market and/or sell NGE/Lindblad Trips.

8.	Section 15 of the Agreement shall be deleted in its entirety replaced with the following:

(a)     Quarterly Reporting. Lindblad shall render to NGS reports, duly certified by an officer of Lindblad to be true and accurate, for each Quarter during the Term (the "Report"). The Report for each Quarter shall be delivered to NGS no later than thirty (30) days after the last day of the Quarter. Each Report shall include the following information in a format acceptable to NGS: With respect to all Lindblad Trips departing during the Quarter: (i) the date and itinerary of each Lindblad Trip; (ii) the number of Participants, including cancelled Participants; (iii) the invoiced price for each Participant, and the invoiced price related to any pre-or post-trip extension(s); (iv) gross revenues from the Lindblad Trips on a per-trip basis during the Quarter as of the last day of the Quarter, broken down by source of revenue; (v) a computation of the Royalty payments due to NGS as specified in the Section headed Royalty Payments within the Section TERMS OF PAYMENT, above; and (vi) an itemization of all allowable deductions, if any; and such other information concerning the operation of Lindblad Trips and relevant to the calculation of Royalty payments as requested by NOS. For the avoidance of doubt, Lindblad will have no reporting obligation under this Section 15 with respect to any jurisdiction for which no Royalty payment is payable (including Europe or Asia following the expiration of the Europe/Asia Term).

(b)     Quarterly Reporting Australia/New Zealand. At the beginning of each calendar year, Lindblad will provide NGE with a summary chart outlining the AUS$ and or NZ$ to US$ conversion rates applicable to all Lindblad Trips marketed in Australia and/or New Zealand. The chart will contain a list of all Lindblad Trips and the price of each cabin category available for sale. The conversion rates shall be set at the time each Lindblad Trip is priced for the Australian market and/or the New Zealand market and this pricing will be provided upon request. In the event Lindblad fails to provide the summary chart to NGE at the beginning of the calendar year, the AUS$ and or NZ$ to US$ conversion rate will be the conversion rate in effect on the date NGE first promoted the NGE/Lindblad Trip.

(c)     Quarterly Reporting LATAM. At the beginning of each calendar year, Lindblad will provide NGE with a summary chart outlining the local currency dollar in each respective LATAM country to US$ conversion rates applicable to all Lindblad Trips marketed in the respective country. The chart will contain a list of all Lindblad Trips and the price of each cabin category available for sale. The conversion rates shall be set at the time each Lindblad Trip is priced for the specific LATAM market and this pricing will be provided upon request. In the event Lindblad fails to provide the summary chart to NGE at the beginning of the calendar year, the conversion rate to US$ will be the conversion rate in effect on the date NGE first promoted the NGE/Lindblad Trip.

(d)     [*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(e)     Quarterly Reporting Canada. At the beginning of each calendar year, Lindblad will provide NGE with a summary chart outlining the local currency dollar for Canada to US$ conversion rates applicable to all Lindblad Trips marketed Canada. The chart will contain a list of all Lindblad Trips and the price of each cabin category available for sale. The conversion rates shall be set at the time each Lindblad Trip is priced for the Canadian market and this pricing will be provided upon request. In the event Lindblad fails to provide the summary chart to NGE at the beginning of the calendar year, the conversion rate to US$ will be the conversion rate in effect on the date NGE first promoted the NGE/Lindblad Trip.

(f)     Price Quoting Europe: The Parties agree that while Lindblad will be quoting pricing in Pounds/Euros for all programs marketed in Europe, each transaction will be converted into US dollars at that day's exchange rate.

(0     Price Quoting Asia: The Parties agree that while Lindblad will be quoting pricing in local currencies for all programs marketed in Asia, each transaction will be converted into US dollars at that day's exchange rate.

(g)     Price Quoting LATAM: The Parties agree that while Lindblad will be quoting pricing in the respective local currency for all programs marketed in LATAM, each transaction will be converted into US dollars at that day's exchange rate.

(h)     Price Quoting Canada: The Parties agree that while Lindblad will be quoting pricing in Canadian dollars for all programs marketed in Canada, each transaction will be converted into US dollars at the day's exchange rate.

(i)     Books of Account; Audits. Lindblad shall keep full and accurate books of account and business records and copies of all documents and other material relating to this Agreement at Lindblad's principal office. Such books of account, business records, documents and materials shall be open for audit or inspection, once per calendar year, by NGS' authorized representatives, who shall be at liberty to make copies thereof, during Lindblad's regular business hours upon five (5) days' Notice and shall remain available for a period of [*] after delivery of the last Report due to NGS hereunder. At NGS’ request, Lindblad shall provide an authorized employee to assist in the examination of Lindblad's records. All information revealed to NOS or its representatives and auditors under this subsection shall be treated as confidential. If NGS should conduct an audit for any period of time, and the [*] or computation of Royalty payments due as shown by Lindblad's Reports for any such period of time should be found to be understated then: (i) within ten (10) days of Notice, Lindblad shall pay the amount of the understatement of Royalty payments due to NOS plus interest thereon for each day the correct payment was due to NGS computed at an annual rate of [*] calculated on the date on which payment is made to NGS; and (ii) if the amount of such understatement shall be more than [*] of the amount previously reported to NGS, then within ten (10) days of Notice Lindblad shall pay to NGS the reasonable professional fees and direct out-of-pocket expenses incurred in conducting such audit. The receipt or acceptance by NGS of any Reports furnished pursuant to this Agreement, or the receipt or acceptance of any Royalty payment made, or the fact that NGS has previously audited the periods covered by such Reports, shall not preclude NOS from questioning their accuracy at any time. If any inconsistencies or mistakes are discovered in such statements or payments, appropriate adjustments shall be made immediately by the parties.

9.	The parties agree to work in good faith to consolidate this Agreement and the Tour Operator Agreement in to a single restated agreement as soon as reasonably practicable.

10.	All other terms and conditions of the Agreement shall continue in full force and effect, including, without limitation, all representations, warranties and indemnities.

11.	Each capitalized term used but not defined in this Amendment shall have the meaning ascribed to it in the pertinent Agreement.

NATIONAL GEOGRAPHIC PARTNERS, LLC          LINDBLAD EXPEDITIONS, LLC

By:     /s/ Jeffrey Schneider                         By:     /s/ Sven Olof Lindblad

Name:          Jeffrey Schneider                    Name:     Sven Olof Lindblad

Date:          7/30/18                              Date:     7/30/18